Exhibit 10.17

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

STRATEGIC ALLIANCE AGREEMENT

Tuatara Machinery Limited

Zero Nox Inc

AGREEMENT

DATE:	3rd August, 2022

PARTIES

Tuatara Machinery Limited, a New Zealand registered company having its registered office at 291 Weedons Ross Road, R.D. 5, Christchurch, 7675, New Zealand (Tuatara).

Zero Nox Inc., located at 1343 S. Main Street, Porterville, California 93257 (ZeroNox).

BACKGROUND

A	This Agreement is expressly intended to revise and replace the Parties’ prior Strategic Alliance Agreement dated January 18, 2021 (Original Agreement).

B	Tuatara has developed and designed a range of vehicles (Tuatara Vehicles), including in particular all-terrain vehicles. Tuatara has commissioned the manufacture of the Tuatara Vehicles by a Chinese manufacturer under licence from Tuatara.

C	Tuatara is the owner of the trademark TUATARA in respect to the Tuatara Vehicles (Trademark).

D	Tuatara has registered the Trademark in various jurisdictions, including in the US as Registration No. 5994547 (US Registration).

E	ZeroNox specializes in the development, manufacture, and sale of electric powertrain platforms (which components include but is not limited to LFP battery modules, a battery management system, power distribution unit, motor, motor controller, and telematics) and its integration into electric vehicles.

F	ZeroNox has experience in launching national sales teams and dealer distribution channels in the US relating to electric vehicles.

G	ZeroNox wants to market and sell Tuatara Vehicles both in the US and internationally.

H	The Parties seek to collaborate long-term on the design, development, manufacturing, marketing, selling, and servicing of off-road vehicles, including but not limited to utility and all-terrain vehicles.

I	The purpose of this Agreement is to allow full transparency and the free flow of ideas between both Parties in a combined effort for a successful, profitable, and streamlined establishment and enhancement of the “Tuatara” brand, with all electric vehicles sold within the Territories for which ZeroNox for the time being holds Exclusive Licences being labelled “Powered by ZeroNox”. The same slogan will also be applied to those vehicles sold within the Territories of Australia, Papua New Guinea, and New Zealand in the event that ZeroNox supplies or commissions the electric powertrain to those vehicles. In addition, Tuatara will continue to develop, improve and perfect software in cooperation with their battery and electric motor manufacturers to provide a diagnostic, upgrade and resetting tool which will be made available to ZeroNox and their dealers on an on-going basis for the overall enhancement of the Tuatara product. Appropriate branding of the software product utilizing both the Tuatara and the ZeroNox brand will be sought by Tuatara where no legal constraints prevent this from being implemented and with the approval of Tuatara but such a request by ZeroNox will not be unreasonably refused.

J	The Parties agree to work in good faith for the benefit of the “Tuatara” brand. The Parties agree that ZeroNox will be granted an Exclusive Licence to manage the front-end brand with sales and marketing within the Territories of North America, South America, Africa, Europe and Asia, and also excluding the Territories of Australia and New Zealand and Papua New Guinea which will be managed by Tuatara. The boundaries of these Territories are as defined in accordance with Appendix A of this Agreement. As ZeroNox expands its operations internationally and increases the volume of sales within its allocated international Territories, there is the possibility that it will also be granted Exclusive Licences to operate in the Territories of Australia and New Zealand, however, this will be at the sole discretion of Tuatara.

K	Tuatara is favourably disposed towards ZeroNox being granted an Exclusive Licence to manufacture Tuatara Vehicles in the U.S. and such other North American country as is mutually agreed by the Parties, subject to certain conditions imposed by Tuatara, including the meeting of defined quality standards, agreed production levels and compliance with product design specifications as determined by Tuatara. Inasmuch as Tuatara is not obligated under this exclusive licence to provide all CAD drawings for the Tuatara Vehicles, then ZeroNox is expressly also granted an exclusive licence to reverse engineer the Tuatara Vehicles for its manufacturing purposes. This licence will also include the provision for ZeroNox to manufacture and/or supply componentry relating to the electric powertrain for the Tuatara Vehicles, which may or may not include batteries, battery management systems, and electric motor controllers, except that such production must not impact the existing structural design of the Tuatara Vehicles, nor reduce their efficiency and capability. Should ZeroNox’s electric powertrain meet the structural design, efficiency and capability expectations, and be able to be demonstrated to be clearly superior to the existing Tuatara powertrain then Tuatara will enter into a separate agreement to purchase such ZeroNox powertrains for the Tuatara Vehicles manufactured in China as long as the purchase can be achieved on a cost effective basis both in terms of the unit cost of the ZeroNox supplied product(s) and the logistical challenges of exporting these products to the point of installation. However, the matter of determining cost effectiveness shall not only be based on comparisons of existing costs of the Tuatara product with that of a ZeroNox powertrain but also shall take account of the demonstrated superiority of the ZeroNox product but the final decision will rest solely with Tuatara. All Tuatara Vehicles manufactured by ZeroNox under this licence may only be sold within the Territories of North and South America, unless otherwise agreed upon by both Parties.

L	In entering into this Agreement, ZeroNox intends to:

a.	Cooperate with Tuatara to design and develop off-road UTV’s and ATV’s to fit within the “Tuatara” brand, suitable for sale within the various Territories.

b.	Develop a superior electric powertrain platform for use within the Tuatara Vehicles that will enhance the “Tuatara” brand and will be available for use in all Tuatara Vehicles produced for sale within the Territories for which ZeroNox for that time holds an Exclusive Licence as well as to those Tuatara Vehicles produced for sale outside of the Territories at the request of Tuatara and subject to terms that will be negotiated in a separate agreement between the Parties.

c.	Provide input and feedback to Tuatara for continuous improvement with manufacturing and design.

d.	Oversee and manage the manufacturing of Tuatara Vehicles in the U.S. or Canada or other country within North America, in accordance with the conditions defined by Tuatara at Clause K of this Agreement and by mutual agreement between the parties.

e.	Raise capital for use in developing national and international marketing campaigns for the “Tuatara” brand and inventory purchases.

f.	Build out and manage a proficient and effective website and social media presence for the “Tuatara” brand within the Territories for which ZeroNox for that time holds an Exclusive Licence.

g.	Grow sales both nationally and internationally utilizing the ZeroNox sales team.

h.	Establish and manage a distributor/dealer network for the Tuatara Vehicles, including an online dealer portal for products and parts, which will be available for distribution within the ZeroNox Exclusive Territories, as well as for those Territories of Australia, Papua New Guinea, and New Zealand at the request of Tuatara subject to terms that will be negotiated in a separate agreement.

i.	Establish a warrantee holdback account for every Tuatara Vehicle sold within the ZeroNox allocated Territories to ensure brand confidence.

j.	Maintain General Liability Insurance for any products or services related to the Party’s business activities.

k.	Provide full transparency regarding its per unit markups on sales of Tuatara vehicles and accessories to their dealers and distributors which will include upon request by Tuatara the periodic sharing (with a frequency that shall not be unnecessarily burdensome, but which shall also be made available no less than on a quarterly basis) to Tuatara including copies of quotations and invoices provided to these parties.

M.	In entering into this Agreement, Tuatara intends to:

a.	Design, manufacture and develop off-road UTV’s and ATV’s to fit within the “Tuatara” brand in cooperation with ZeroNox.

b.	Oversee the manufacturing of the Tuatara Vehicles in China, ensuring excellence in quality control and timely production, and provide full cooperation and assistance to ZeroNox for the manufacture of Tuatara Vehicles in the U.S., or Canada or such other country in the Territory of North America as mutually agreed between the Parties.

c.	Act as liaison between any parts manufacturers to assure lowest price and highest quality.

d.	Negotiate the best possible pricing for Tuatara Vehicles, products, and parts from Tuatara’s Chinese manufacturer, based on purchase volumes, to allow the sale to ZeroNox at favourable rates.

e.	Provide full transparency in parts/vehicle/shipping costs to ensure cost competitiveness, which will include upon request by ZeroNox the periodic sharing (with a frequency that shall not be unnecessarily burdensome, but which shall also be made available no less than on a quarterly basis) by Tuatara of cost quotes and invoices from its manufacturers/suppliers/shippers.

f.	Sell vehicles and parts to ZeroNox or its subsidiaries at cost, with an agreed upon per unit markup. **** of the total price for vehicles and parts shall be designated as a consulting fee. The agreed upon per unit markup for vehicles manufactured in China shall be **** for the first **** vehicles in a calendar year, **** for the next **** vehicles in a calendar year, **** for the next **** vehicles in a calendar year, **** for any vehicles sold beyond **** total vehicles in a calendar year, as also set forth in the chart below. In addition, the agreed upon per unit markup for batteries manufactured in China shall be **** for the first **** batteries in a calendar year, and **** for any batteries sold beyond **** total batteries in a calendar year, as also set forth in the chart below. Every two years, the per unit markup fees will be reviewed to account for US CPI. For parts, the maximum per unit markup shall be **** of the “at cost” value.

China Manufactured
Total Vehicles in Year	Product Fee
****	****

China Manufactured
Total Batteries in Year	Product Fee
****	****

g.	For Tuatara Vehicles manufactured in North America, ZeroNox will pay Tuatara a tiered per vehicle licensing fee to be determined later by the Parties.

h.	Maintain General Liability Insurance for any products or services related to the Party’s business activities.

N	Subject to the terms of this Agreement, Tuatara has agreed to grant ZeroNox a licence to use the Trademark.

AGREEMENT

1	DEFINITIONS

1.1.	Agreement means this agreement (including any schedules and appendices) as it may be amended in writing from time to time.

1.2.	Confidential Information

1.2.1.	Includes Information that is either marked or stated at any time to be confidential;

1.2.2.	Includes Information which is by its nature reasonably intended to be confidential;

1.2.3.	Does not include Information which can be established within 30 days of the date of its disclosure by written records to be already known to the recipient or the public at the time of its disclosure; and

1.2.4.	Does not include Information which enters the public domain through no fault of the recipient.

1.3.	Effective Date means August 1, 2022.

1.4.	Improvements means modifications to, improvements in, developments from, accessories for or additions to any part of the Tuatara Vehicles.

1.5.	Information means information, data and know-how, whether technical or not, which relates to the research, development or business activities of one of the Parties.

1.6.	Insolvency Event means an event in which a Party:

1.6.1.	Goes into liquidation or is wound up or dissolved;

1.6.2.	Has a receiver or manager appointed in respect of any or their assets;

1.6.3.	Has a resolution passed, or an order is made, for the appointment of a liquidator;

1.6.4.	Has a statutory manager appointed;

1.6.5.	Has distress or execution levied against it;

1.6.6.	Enters into any arrangement for the benefit of its creditors generally or any material class of them; or

1.6.7.	Is not able to pay its debts as they fall due.

1.7.	Know-How means drawings, production methods, techniques, and other information used by the Parties in the design, production and/or sale of the Tuatara Vehicles.

1.8.	Licence means the licence granted at Clause 3.1 in accordance with the terms of this Agreement.

1.9.	Parties means the parties to this Agreement and Party means any one of them.

1.10.	Registration means a registration for the Trademark in any jurisdiction, and includes the US Registration.

1.11.	Related Company for purposes of this Agreement means any entity that, directly or indirectly, is in control of or is controlled by or has common control with a Party.

1.12.	Related Party means, in respect of a Party:

1.12.1.	A spouse (which includes any person with whom the relevant person is living in a relationship in the nature of marriage), father, mother, son or daughter of a Party or any shareholder of the Party;

1.12.2.	A trustee for a trust the settlor or beneficiary of which is the Party or any shareholder of the Party or any spouse (which includes any person with whom the relevant person is living in a relationship in the nature of marriage), father, mother, son or daughter of a Party or any shareholder of the Party;

1.12.3.	Any Related Company (read as if the expression “company” in that subsection includes a body corporate); or

1.12.4.	Any person who controls that Party, is controlled by that Party or is controlled by the same person who controls the Party (and for the avoidance of doubt includes any shareholder of the Party).

1.13.	Representative means, with respect to a legal or natural person, any of that person’s directors, trustees, officers, employees, independent contractors, agents, consultants, advisors, and other representatives.

1.14.	Term means the time from the Effective Date until the date on which the Agreement is terminated in accordance with Clause 16.

1.15.	Territory means those specific geographical regions of the world as detailed in Appendix A of this Agreement for which ZeroNox has been granted an Exclusive Licence to market and sell Tuatara vehicles, including any offshore islands or states under the jurisdiction of such geographical areas, but excludes the countries of New Zealand, Australia and Papua New Guinea so long as Tuatara is handing its retail operations in those countries. It is further agreed that although China is within the Territory of Asia, the Parties will not sell any Tuatara Vehicles in China without the mutual consent of both Parties.

1.16.	Third Party means an entity that is not a Related Company of a Party, nor a Representative of a Party, nor a Representative of a Related Company of a Party.

1.17.	Trademark Renewal Due Date means a date by which any of the Trademark Rights may be renewed.

1.18.	Trademark Rights means all the rights in the Trademark, whether associated with the US Registration, at common law, or under statute, and all rights associated with the goodwill or reputation in the Trademark.

1.19.	US means the United States of America.

1.20.	Working Day means Monday through Friday.

2	INTERPRETATION

2.1.	Construction may not be adverse to a Party only because that Party was responsible for preparing this Agreement.

2.2.	Headings are for convenience only and do not affect interpretation.

2.3.	References to a person, or words denoting a person, includes:

2.3.1.	A company, statutory corporation, partnership, joint venture and association, trust, or estate in each case whether or not having separate legal identity; and

2.3.2.	That person’s legal personal representatives, executors, administrators, successors and permitted assigns.

2.4.	Expressions defined in the main body of this Agreement have the defined meaning in the whole of the Agreement, including the background.

2.5.	Words denoting the singular shall include the plural and vice versa.

2.6.	Any references to any statute, regulation, ordinance, or bylaw shall be deemed to extend to all statutes, regulations, ordinances or bylaws amending, consolidating or replacing the same.

2.7.	Any Party shall include that Party’s executors, administrators, successors and, where permitted, assigns and, where not repugnant to the context, includes the employees, agents, licensees, invitees, contractors and any other person under the control or direction of that Party.

2.8.	Every obligation entered into by two or more Parties binds them jointly and each of them severally.

2.9.	Where any word or phrase is defined in this Agreement, any other grammatical form of that word or phrase will have a corresponding meaning.

2.10.	The words “includes”, “including” and similar expressions are to be construed as being followed by “without limitation”.

2.11.	All monetary amounts are in United States dollars (USD).

2.12.	Reference to any agreement or other document annexed to or referred to in this Agreement includes:

2.12.1.	Any amendments to this Agreement or any document; and

2.12.2.	Any documents in addition to or in substitution for this Agreement which have been approved in writing by the parties.

3	LICENCE

3.1.	Subject to the terms of this Agreement, Tuatara hereby grants to ZeroNox an exclusive licence:

3.1.1.	To manage the front-end brand and sales within the Territories as identified in Appendix A of this Agreement under the following titles:

3.1.1.1	North America;

3.1.1.2	South America;

3.1.1.3	Europe;

3.1.1.4	Asia/Oceania (Excluding Australia, New Zealand, Papua New Guinea); and

3.1.1.5	Africa.

3.1.2.	To use the Trademark in the Territory in association with the Tuatara Vehicles or accessories to the Tuatara Vehicles;

3.1.3.	To use the Trademark on ZeroNox’s websites and other marketing or merchandising materials in all media; and

3.1.4.	To manufacture Tuatara Vehicles in the U.S. or Canada or any other country of North America agreed to by Tuatara in accordance with Clause K of this Agreement. However, it is clearly understood by the Parties that the primary role of Tuatara is the manufacture of Tuatara Vehicles, and ZeroNox does not desire nor intend to manufacture Tuatara Vehicles (other than as set forth in Clause K of this Agreement), although Tuatara does intend to receive input from ZeroNox regarding the design and manufacture of any new Tuatara-branded products in order to help assure that the products meet customer expectations. Indeed, Tuatara has full control over the design of Tuatara-branded vehicles or accessories, and Tuatara must give permission before any products could be sold by ZeroNox or its distributors/dealers under the Tuatara label. Furthermore, nothing in this Agreement would prevent ZeroNox from working with other OEMs to electrify their vehicles or to market their accessories, so long as such vehicles are not confusingly similar to those available through Tuatara.

3.2.	ZeroNox may sub-license the rights and obligations comprised in this Agreement only with the prior written consent of Tuatara, which consent will not be unreasonably withheld.

3.3.	Rights in the Trademark, other than those specifically granted herein, are reserved by Tuatara for its own use. Upon the termination of this Agreement for any reason whatsoever, all rights to the Trademark shall revert to Tuatara without the necessity of any act on its part, unless those rights were otherwise acquired, transferred, or assigned as provided elsewhere under this Agreement.

3.4.	Consideration for the Licence is the increased goodwill resulting from ZeroNox’s use of the Trademark in the Territories in accordance with this Agreement, which inures to Tuatara in accordance with Clause 4.2. The Licence is therefore royalty-free.

3.5.	ZeroNox will assist Tuatara in recording with appropriate government authorities or advertising this Agreement where such recording or advertising is required by law or regulation or where such recording is permitted or desired by Tuatara.

3.6.	ZeroNox may design and develop their alternative electric powertrain in accordance with Section K and L (b) of this Agreement with the intention that, if found superior to the existing powertrain, that it be installed in all Tuatara vehicles subject to those conditions already referred to in this Agreement. However, it is clearly understood by the Parties that the primary role of Tuatara is the manufacture of Tuatara Vehicles, and ZeroNox does not desire nor intend to manufacture Tuatara Vehicles (other than as set forth in Clause K of this Agreement), although Tuatara does intend to receive input from ZeroNox regarding the design and manufacture of any new Tuatara-branded products in order to help assure that the products meet customer expectations. Indeed, Tuatara has full control over the design of Tuatara-branded vehicles or accessories, and Tuatara must give permission before any products could be sold by ZeroNox or is distributors/dealers under the Tuatara label. Furthermore, nothing in this Agreement would prevent ZeroNox from working with other OEMs to electrify their vehicles or to market their accessories, so long as such vehicles are not confusingly similar to those available through Tuatara. Any use of the Tuatara brand by ZeroNox in respect to Tuatara supplied products will not attract any royalty fee for as long as the Licence is in existence.

3.7.	In addition, any accessories designed and manufactured or sourced by ZeroNox under this Clause will not attract any royalty fee by Tuatara. Tuatara will have the option to purchase such products from ZeroNox at a price to be determined later by the Parties.

3.8.	With respect to Tuatara’s sales in Australia, Papua New Guinea, and/or New Zealand, should Tuatara wish to use any of the training, marketing, dealer portal, or other materials prepared by ZeroNox for its Territory sales, then Tuatara will have the option to purchase the use of such products/services from ZeroNox.

4	USE OF THE TRADEMARK

4.1.	ZeroNox agrees to only use the Trademark in respect of Tuatara vehicles and products supplied by Tuatara, and/or those manufactured under licence by ZeroNox in accordance with section K of this Agreement, or otherwise per consent from Tuatara under this Agreement.

4.2.	ZeroNox recognises the great value and goodwill associated with the Trademark and acknowledges Tuatara’s ownership in and of the Trademark.

4.3.	ZeroNox’s use of the Trademark inures to the benefit of Tuatara for all purposes including the Registrations.

4.4.	ZeroNox will not:

4.4.1.	challenge the validity of the Trademark;

4.4.2.	challenge the validity of the US Registration, or any other Registration;

4.4.3.	contest the fact that its rights under this Agreement are solely those of a licensee;

4.4.4.	attempt to register the Trademark in its own name, except in accordance with Clause 5.1;

4.4.5.	use the Trademark in any manner that would jeopardise Tuatara’s rights in the Trademark; or

4.4.6.	knowingly do anything that would invalidate or be likely to invalidate Tuatara’s US Registration, or any other Registration.

5	PROTECTION OF TRADEMARK

5.1.	If ZeroNox wants Tuatara to obtain Registration of its Trademark in any jurisdiction, and there is an actual sale or reasonable expectation of future sales in that jurisdiction, then it may request that Tuatara file an application for such Registration. Such request shall be in writing. If so requested, Tuatara will first have the right to pay the costs associated with such an application, and to own such Registration. However, should Tuatara decline to pay the costs associated with such an application, then ZeroNox will have the right to pay the costs associated with such application, in which event ZeroNox will then have the right to own the Registration in that jurisdiction.

5.2.	ZeroNox must use its best endeavours to preserve the value and validity of the Trademark. In particular, ZeroNox must:

5.2.1.	Endeavour to create, promote and retain the goodwill in its business relating to the Tuatara Vehicles;

5.2.2.	Use the Trademark in the manner described in any style guide provided by Tuatara;

5.2.3.	Give prominence to the Trademark in all advertising, displays and literature undertaken, published by or on behalf of ZeroNox in relation to the Tuatara Vehicles; and

5.2.4.	Not use the Trademark unless the Trademark is distinguished from the descriptive surrounding and adjacent text.

5.3.	ZeroNox must not:

5.3.1.	Describe itself or hold itself out as the agent of Tuatara with respect to the Trademark. Tuatara cannot be or become liable in respect of any transactions entered into by ZeroNox with any Third Party, except for manufacturing, design or merchantability issues which exist prior to the delivery of Tuatara Vehicles to ZeroNox; and

5.3.2.	Grant any right, licence or authority to any Third Party whether at common law or otherwise to use the Trademark.

5.4.	ZeroNox acknowledges Tuatara’s title to the Trademark and the validity of Tuatara as owner of the US Registration.

5.5.	ZeroNox undertakes not to take any action which would or might:

5.5.1.	Invalidate or put in dispute Tuatara’s title to the Trademark;

5.5.2.	Oppose any application for registration of the Trademark or invalidate any Registration;

5.5.3.	Support an application to remove the Trademark as a registered trademark;

5.5.4.	Cause any Registrar of Trademarks to require a disclaimer of a monopoly in the Trademark, or part thereof; or

5.5.5.	Assist any other person directly or indirectly in any of the acts described in 5.5.1 to 5.5.4 (inclusive).

5.6.	ZeroNox will not use any other trademark or logo in its business which is:

5.6.1.	Substantially similar to; or

5.6.2.	So nearly resembles the Trademark, as to be likely to cause deception or confusion among the public.

5.7.	Tuatara will pay any renewal fees in respect of each Registration in full before the applicable Trademark Renewal Due Date. If Tuatara fails to pay the renewal fees in full before the Trademark Renewal Due Date, ZeroNox may pay the fees (including any reasonable legal service fee directly associated with this), and set-off that amount against the next supply order from Tuatara until ZeroNox has been reimbursed in full.

5.8.	If any Third Party challenges a Registration in the Territory, Tuatara must notify ZeroNox within 15 Working Days of becoming aware of the existence of the challenge, and whether it intends to defend the Registration.

5.9.	If Tuatara defends the Registration, ZeroNox is not liable for any costs, but must provide, at its own expense and in a timely manner, assistance and records as reasonably requested by Tuatara.

5.10.	If Tuatara does not file pleadings to defend the Registration within 15 Working Days of notifying ZeroNox of the challenge, ZeroNox is hereby authorised to act as agent for Tuatara for the limited purpose of defending the Registration; and Tuatara is not liable for any costs, but must provide, at its own expense and in a timely manner, assistance and records as reasonably requested by ZeroNox.

5.11.	ZeroNox will render Tuatara all reasonable assistance in connection with any matter pertaining to the protection, enforcement, or infringement of the Trademark, whether in courts, administrative or quasi-judicial agencies, or otherwise.

6	INFRINGEMENT

6.1.	ZeroNox will promptly give notice to Tuatara in writing of:

6.1.1.	Any and all actual or threatened infringements, imitations, simulations, or other illegal use or misuse of the Trademark which comes to ZeroNox’s attention.

6.1.2.	Any related breach of rights at common law or under statute which comes to its notice;

6.1.3.	Any Third Party claim or allegation that any part of the Tuatara Vehicles infringes that Third Party’s rights; and

6.1.4.	Any Third Party claim or allegation that the use of the Trademark infringes that Third Party’s rights.

6.2.	The owner of the Trademark shall determine whether to take any action to prevent the infringement, imitation, simulation, or other illegal use or misuse of the Trademark.

6.3.	If Tuatara commences or defends proceedings in relation to any event notified by the ZeroNox under Clause 6.1, such proceedings will be under the control and expense of Tuatara, except that ZeroNox must (at its own expense, which will not be reimbursed) give particulars, all information and assistance to Tuatara as and when reasonably requested.

6.4.	If Tuatara does not commence or defend proceedings in relation to any event notified by ZeroNox under Clause 6.1 within two months of such notification, ZeroNox may institute proceedings in its own name as if it was Tuatara; and agrees Tuatara is not liable for any costs unless it takes part in the proceedings.

6.5.	Any money recovered by way of damages or otherwise with respect to such action shall be kept by the Party that bore the costs of such action; or in any case in which the Parties have shared the costs, such money shall be shared in proportion to the costs borne by each Party.

7	SUPPLY OF TUATARA VEHICLES

7.1.	Tuatara is the sole supplier of Tuatara Vehicles manufactured in China. Per Clause K of this Agreement, ZeroNox is authorized to manufacture Tuatara Vehicles under license in the U.S. or Canada or such other country within North America as is mutually agreed by the Parties, subject to ZeroNox meeting those conditions outlined in Clause K of this Agreement.

7.2.	The Parties acknowledge the need to maintain a strict quality control over Tuatara Vehicles to ensure design consistency and quality. Accordingly, the Parties mutually agree upon the manufacturing standards to be met for all Tuatara Vehicles and will jointly develop a mutually agreeable quality assurance (QA)/quality control (QC) process to be used by Tuatara for all Tuatara Vehicles manufactured by its Chinese manufacturer, and will also be adopted for Tuatara Vehicles manufactured by ZeroNox under licence in the U.S. or Canada or such other North American country as mutually agreed by the Parties. This QA/QC process will also include a mutually agreed process by which the Parties can identify and resolve issues, and process customer feedback, regarding the Tuatara Vehicles. In addition, as manufacturing issues are identified, specific tolerances and procedures will be identified and developed to address and resolve those manufacturing issues. This QA/QC process will be set forth in writing and attached to this Agreement as Appendix B.

7.3.	Each supply of Tuatara Vehicles manufactured in China will be the subject of a separate contract. Unless otherwise explicitly agreed in a separate supply contract, Tuatara’s warranty in respect of all Tuatara products supplied to ZeroNox for sale within its Exclusive Territories will be limited to providing a guarantee that all Tuatara products supplied will be free from material defect and will be in merchantable condition. However, in the event that ZeroNox’s electric powertrain platform is incorporated into the Tuatara Vehicles, then the obligations of this paragraph will not apply to the electric powertrain platform, except insofar as Tuatara may be responsible for installing the electric powertrain platform into the Tuatara Vehicles. In the event that a product is received by ZeroNox in a defective condition contrary to this guarantee, then Tuatara will replace at its own cost any component that is found to be in such condition. However, such replacement may initially be achieved from ZeroNox’s existing inventory with reimbursement being made by a credit being provided on the replacement part from a subsequent order by ZeroNox by agreement between the Parties. In addition, Tuatara will contract on an hourly basis with ZeroNox for warranty repairs by ZeroNox’s distributors of Tuatara Vehicles during the warranty period at a labor rate of $30.00 per hour or such other rate as the Parties may from time to time agree. However, Tuatara will determine and provide to ZeroNox the standard amount of time that various warranty items require, and will only pay for that amount of time per warranty task at the agreed-upon labor rate of $30 per hour. ZeroNox may set-off the cost (including the cost for employee’s time) for warranty repairs against the next supply order from Tuatara until ZeroNox has been reimbursed in full, and it is anticipated that Tuatara will likewise pass along those costs to its manufacturers/suppliers. Please note that this labor reimbursement only applies for labor performed by ZeroNox’s distributors of Tuatara Vehicles, not for any labor performed by a customer or dealer, and once the product goes to the customer then if there is a defect that is found the labor cost will be on the distributor. It is expected that any claims of material defect under this clause will be identified to the best of the Parties’ ability during the final assembly and pre-sale check stage undertaken by ZeroNox and it will not generally be acceptable for such claims to be made after vehicles have been delivered to customers. Nevertheless, if a delivery to a customer of a Tuatara product has occurred and a material defect has been identified where there is good evidence indicating that the defect would likely have been present at the time that the product was first received by ZeroNox, then Tuatara will replace the defective part in accordance with this clause. However, in the event that any product is found on arrival at the port of destination to be in a defective condition but it is clear that the defect(s) arose as a consequence of damage incurred as a result of negligence or improper handling by the shipper and/or its agents or parties involved in the unloading of the products, then the responsibility for remedying any defects discovered shall be the responsibility of ZeroNox’s insurer. Alternatively, if it is clear that the defect(s) was(were) caused by a customer’s negligent use, then the responsibility for remedying any resulting defects shall be the responsibility of the customer. ZeroNox will be responsible for providing a minimum warranty to customers that will meet the minimum requirements of any relevant consumer laws applicable within the assigned Territory.

8	RESPONSIBILITIES OF ZERO NOX

8.1.	ZeroNox is solely responsible for ensuring that the supply of Tuatara Vehicles in its various Exclusive Territories comply with all applicable legal and regulatory requirements relating to the supply of such products in the relevant jurisdiction.

8.2.	ZeroNox is solely responsible for ensuring that all representations, advertising, marketing, and promotional activities relating to the supply of Tuatara Vehicles in its various Exclusive Territories comply with all applicable legal and regulatory requirements relating to the supply of such products in the relevant jurisdiction.

8.3.	ZeroNox will comply with the marking provisions of the trademark laws in the United States and other relevant jurisdictions.

8.4.	ZeroNox will take out and maintain adequate insurance against any Third Party claim that may be brought in respect of the Tuatara Vehicles in the Territory, including their supply and/or promotion.

8.5.	Tuatara will take out and maintain adequate insurance against any Third Party claim that may be brought in respect of the Tuatara Vehicles in its Territories, including for any manufacturing, design or merchantability issues which exist prior to the delivery of Tuatara Vehicles to ZeroNox.

8.6.	ZeroNox will, at its own expense, establish a warranty scheme in respect of Tuatara Vehicles sold in its Territories.

9	PERFORMANCE

9.1.	ZeroNox will use all reasonable commercial efforts to create demand and fill the demand so created for Tuatara Vehicles in its Territories. In keeping with this undertaking, for the 12 month period from the Effective Date, ZeroNox agrees to order a minimum quantity of 450 Tuatara vehicles for sale in North America; 50 Tuatara vehicles for sale in South America; 50 Tuatara vehicles for sale in Africa; 100 Tuatara vehicles for sale in Europe; and 100 Tuatara vehicles for sale in Asia. The Parties will mutually agree to new expected minimum sales quantities for subsequent 12 month periods, or in the absence of mutual agreement on new expected minimum sales quantities, the quantities shall by default increase by 5%. If ZeroNox fails to order during a 12 month period the minimum quantity of Tuatara vehicles for sale in a particular Territory, then Tuatara at its own discretion may reduce ZeroNox’s rights to sell in that Territory to a non-exclusive status. However, if ZeroNox does subsequently sell the minimum quantity of Tuatara vehicles for sale in that particular region during the following 12 months, then ZeroNox will have the right to regain exclusivity rights for that Territory. However, if a particular Territory or region within that Territory requires certain certifications and/or tests to be completed before Tuatara Vehicles can be sold in that region, then Tuatara has the responsibility to secure such certifications and/or tests, and the 12 month period to place minimum quantity orders for that particular Territory or region will not begin until such certifications and/or tests have been secured. However, Tuatara has the discretion not to seek particular certifications in Territor(ies) or regions where these certifications cannot be reasonably justified on the basis of cost or the likely sales volumes that will be achieved after particular certifications are obtained.

9.2.	If Tuatara becomes aware of an opportunity for sales of the Tuatara Vehicles in any of ZeroNox’s Exclusive Territories it must give notice of the opportunity to ZeroNox. ZeroNox then has 10 Working Days to make significant efforts to pursue this opportunity.

9.3.	If ZeroNox fails to take reasonable advantage of genuine opportunities in any of its Exclusive Territories notified to it by Tuatara in accordance with Clause 9.2, Tuatara may, by notice to ZeroNox, convert any of its licences for which the opportunity was not acted upon from an exclusive to a non-exclusive license, and pursue these opportunities itself.

10	LIMITATION OF LIABILITY

10.1.	ZeroNox acknowledges that Tuatara is not liable for any consequence in any of ZeroNox’s Exclusive Territories for any act or omission relating to the Tuatara Vehicles, except for manufacturing, design or merchantability issues which exist prior to the delivery of Tuatara Vehicles to ZeroNox, as described more fully in Clause 7.3 above.

10.2.	ZeroNox acknowledges that Tuatara is not liable for any consequences in any of its Exclusive Territories for any act or omission arising from the manufacture of Tuatara Vehicles by ZeroNox in North America.

11	WARRANTY AND ACKNOWLEDGMENT

11.1.	Tuatara warrants it is the owner of the Trademark and is entitled to enter into this Agreement but, to the extent permitted by law, makes no other warranty. In particular, Tuatara makes no warranty as to the validity of the US Registration.

11.2.	ZeroNox acknowledges Tuatara is the owner of the Trademark, subject to Clause 5.1.

12	INDEMNITIES

12.1.	ZeroNox will at all times indemnify and keep indemnified Tuatara, its Representatives and any related body corporate against any claims, liabilities, damages, losses, costs and expenses (including legal costs and expenses) arising out of, relating to or as a consequence of any breach or alleged breach of any part of this Agreement by ZeroNox.

12.2.	Tuatara will at all times indemnify and keep indemnified ZeroNox, its Representatives and any related body corporate against any claims, liabilities, damages, losses, costs and expenses (including legal costs and expenses) arising out of, relating to or as a consequence of any breach or alleged breach of any part of this Agreement by Tuatara.

12.3.	ZeroNox, at its own expense, shall indemnify, defend and hold Tuatara, its Representatives, and any related body corporate harmless from and against any and all Third Party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from ZeroNox’s negligence or wilful misconduct.

12.4.	Tuatara, at its own expense, shall indemnify, defend and hold ZeroNox, its Representatives, and any related body corporate harmless from and against any and all Third Party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney's fees) resulting solely and directly from Tuatara’s negligence or wilful misconduct.

12.5.	Each of ZeroNox and Tuatara agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each Party further agrees to cooperate with the other in the defence of any such claim or other matter.

13	CONFIDENTIAL INFORMATION

13.1.	Each of the Parties agrees not to disclose Confidential Information of another without their prior written consent.

13.2.	The Parties will not use Confidential Information for any purpose other than that for which the Information was provided, and will ask for prior written consent in the case of any uncertainty.

13.3.	When disclosure to employees or agents is necessary, the Parties will ensure such employees or agents are bound by duties of confidentiality and non-use equivalent to those set out in this Agreement.

13.4.	The Parties will take all reasonable care to ensure that all materials which contain or incorporate Confidential Information are securely kept.

13.5.	The obligations in this Agreement are in addition to any other obligation involving the Confidential Information, unless expressly excluded.

13.6.	This Clause 13 will survive the termination of this Agreement.

14	IMPROVEMENTS

14.1.	All new developments devised by ZeroNox, which may be relevant to the improvement of the Tuatara Vehicles, must without delay be disclosed in confidence to Tuatara.

14.2.	Improvements will belong to the devisor, but either Party must first offer any Improvement to the other Party by way of licence or otherwise on terms no less favourable to the other Party than are offered subsequently to any Third Party.

15	ASSIGNMENT

15.1.	The rights licensed under this Agreement are personal to ZeroNox. ZeroNox may assign the rights and obligations comprised in this Agreement only with the prior written consent of Tuatara, which consent will not be unreasonably withheld. For clarity this includes any assignment to a Related Party.

15.2.	If Tuatara seeks to assign its rights and obligations comprised in this Agreement, then ZeroNox shall have a first right of refusal whereby it has the right to first match any offer made for such an assignment prior to the assignment going to a Third Party.

15.3.	This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

16	TERM AND TERMINATION

16.1.	Unless earlier terminated for breach in accordance with Clause 16.2 or 16.3 below, this Agreement will begin at the Effective Date and continue for a period of three years and will renew automatically after every subsequent three year period unless one or both of the Parties has failed to meet their obligations under this Agreement and the other Party indicates their wish to terminate the Agreement in accordance with Clause 16.2 below.

16.2.	If one or both of the Parties has failed to meet their obligations under this Agreement, then the other Party may terminate the Agreement at the end of the then-pending three year period by giving the other Party a minimum three month’s notice, and maximum 6 month’s notice, in writing of that intention. The Agreement may otherwise be terminated at any time by the mutual agreement of the Parties.

16.3.	This Agreement may be immediately terminated by Tuatara on the happening of any of the following events:

16.3.1.	On the happening of an Insolvency Event in relation to ZeroNox;

16.3.2.	ZeroNox fails to observe and perform any provisions of this Agreement; and

16.3.2.1.	Tuatara gives ZeroNox a written notice requiring ZeroNox to rectify and make good the failure; and

16.3.2.2.	ZeroNox fails to comply to the reasonable satisfaction of Tuatara within 15 Working Days of receipt of the notice.

16.4.	This Agreement may be terminated by ZeroNox if:

16.4.1.	Tuatara fails to observe and perform any provision of this Agreement; and

16.4.1.1.	ZeroNox gives Tuatara a written notice requiring Tuatara to rectify and make good the failure; and

16.4.1.2.	Tuatara fails to comply to the reasonable satisfaction of Licensee within 15 Working Days of receipt of the notice.

17	CONSEQUENCES OF TERMINATION

17.1.	Termination of this Agreement will not affect the rights and obligations of the Parties that are intended to survive termination. Termination will be without prejudice to, and not be a deemed waiver of, any claims which any Party may have against any other Party in respect of any breach or other failure to comply with any term or condition of this Agreement before the date of Termination.

17.2.	On termination of this Agreement, ZeroNox must immediately:

17.2.1.	Stop all use of the Trademark;

17.2.2.	Do all acts and execute all documents as necessary to secure cancellation of ZeroNox’s registration as an authorised user;

17.2.3.	Destroy or deliver up to Tuatara any advertising, display aids or literature produced by or on behalf of ZeroNox; and

17.2.4.	Destroy or deliver up to Tuatara any other documents or objects in ZeroNox’s possession which relate to the Trademark, or Confidential Information of Tuatara.

17.2.5.	Cease any manufacturing of any Tuatara products that may be being produced pursuant to an Exclusive Licence granted by Tuatara in accordance with Clause 3.1.4 of this Agreement except that ZeroNox will be able to fulfil any orders that it might have at the time of termination. ZeroNox must also destroy or deliver to Tuatara all drawings and / digital representations of all the Tuatara products that they are manufacturing or about to manufacture pursuant to this licence.

17.3.	On termination of this Agreement, Tuatara must immediately:

17.3.1.	Destroy or deliver up to ZeroNox any documents or objects in Tuatara’s possession which relate to the Confidential Information of ZeroNox.

18	NON-SOLICITATION AND RESTRAINT OF TRADE

18.1.	ZeroNox and Tuatara agree not to engage in any attempt whatsoever to hire, or to engage as independent contractors, the other's employees or independent contractors during the term of this Agreement and for a period of 2 years following expiration or termination of this Agreement except as may be mutually agreed in writing.

18.2.	ZeroNox irrevocably undertakes in favour of Tuatara that in order to protect Tuatara’s ownership of the Trademark:

18.2.1.	During the Term of this Agreement, and for a period of 12 months after the termination of this Agreement for any reason whatsoever it will not be directly or indirectly associated and/or concerned with, interested and/or engaged in and/or interest itself in any firm, business, company, corporation or other concern that carries on any business providing goods or services which are substantially similar to or so nearly resembles the Tuatara Vehicles as to be likely to cause confusion among the public, whether as proprietor, principal, member, agent, partner, representative, shareholder, director, manager, distributor, consultant, adviser, financier, administration and/or in any other like capacity; and

18.2.2.	During the Term of this Agreement, and for a concurrent period of three months from the date of termination of this Agreement, within any part of the Territories, be effectively employed or engaged as a contractor for any business providing goods or services which are substantially similar to or so nearly resembles the Tuatara Vehicles as to be likely to cause confusion among the public.

18.3.	ZeroNox will not during or after this Agreement, disparage or do anything calculated to damage the goodwill or reputation of Tuatara in the Trademark.

18.4.	It is declared that the restraints and restrictions provided in this Agreement each operate as a separate and independent obligation and are not affected by any invalidity in any other restraint or restriction contained in this Agreement.

18.5.	Every CEO and/or director of ZeroNox must on request from Tuatara enter into a deed of covenant containing restrictive covenants substantially the same as those set out in this Clause 18.

18.6.	ZeroNox agrees it has had an opportunity to take independent advice in respect of this restraint of trade clause, and that it is reasonable.

19	DISPUTE RESOLUTION

19.1.	Any dispute, controversy or claim arising under, out of or relating to this contract and any subsequent amendments of this contract, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, shall be submitted to mediation in accordance with the JAMS International Mediation Rules. The language to be used in the mediation shall be English. The place of mediation shall be Singapore or, with the agreement of both parties, either New Zealand or the US or such other country as is mutually agreed by the parties.

19.2.	If, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within 60 days of the commencement of the mediation, it shall, upon the filing of a Request for Arbitration by either party, be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. Alternatively, if, before the expiration of the said period of 60 days, either party fails to participate or to continue to participate in the mediation, the dispute, controversy or claim shall, upon the filing of a Request for Arbitration by the other party, be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules. The arbitral tribunal shall consist of a sole arbitrator. The language to be used in the arbitral proceedings shall be English.

19.3.	In the event that the dispute, controversy or claim referred for arbitration to JAMS cannot be determined or enforced for lack of definition, interpretation or jurisdiction, such definition, interpretation or enforcement shall be based on New Zealand law(s) where they are applicable.

20	NOTICES

20.1.	All notices required or permitted to be given under this Agreement shall be in writing addressed to the party to whom it is to be sent at the address set out in this Clause 20 or subsequently advised in writing to the other Party.

20.2.	Delivery may be effected by email.

20.3.	Any notice given under this Agreement shall be deemed to have been received on the earlier of when acknowledged orally by the party to whom it is sent, or by return email or in writing except that return emails generated automatically shall not constitute an acknowledgement, or two days after being sent.

20.4.	Address for service of notices:

20.4.1.	Tuatara Machinery Limited:

20.4.1.1.	geoffhill291@gmail.com

20.4.2.	Zero Nox, Inc.:

20.4.2.1.	vonnc@zeronox.com

21	MISCELLANEOUS CLAUSES

21.1.	Costs: Except as otherwise provided in this Agreement, each Party will pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this Agreement.

21.2.	Governing Law and Jurisdiction: This Agreement is governed by and construed in accordance with the JAMS International Mediation Rules and/or JAMS International Arbitration Rules.

21.3.	Entire Agreement: This Agreement sets out the entire agreement between the Parties. It replaces all previous written and/or oral communications, representations, inducements, undertakings, agreements and arrangements between the parties in respect of its subject matter (express and implied).

21.4.	Amendments: This Agreement may not be modified except by written agreement signed by each Party.

21.5.	Further Assurances: The Parties agree to do any and all acts and things to execute and deliver any and all papers and documents to give effect to the intent and purpose of this Agreement.

21.6.	No Partnership or Agency Relationship: Except as for the specific and limited purposes provided for in Clause 5.10, nothing in this Agreement creates or constitutes a joint venture, partnership or agency between any of the Parties unless expressly provided. No Party will engage in any conduct or make any representation which may suggest to any person it is for any other purposes, the agent of another Party. Neither Party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The Parties do not contemplate a sharing of profits relating to the Agreement so as to create a separate taxable entity, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction. Revenues and expenses shall be reported separately by the Parties for tax purposes. Tuatara employees will not be considered employees of ZeroNox, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker's compensation, industrial accident, labor or taxes of any kind.

21.7.	Not Binding: This Agreement shall not be binding on the Parties until actually executed by all Parties.

21.8.	No Announcements: The Parties will not (except as may be required by law or regulation) make any announcement or disclosure regarding this Agreement or its subject matter except in a form and manner and at such time as the Parties shall agree.

21.9.	Severability: Each of the provisions contained in this Agreement shall be severable and the unenforceability of one shall not affect the enforceability of any other provision or of the remainder of this Agreement. Should any part or provision of this Agreement be held for any reason to be unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision will be replaced with a provision which accomplishes, to the extent possible, the original business purpose of the part or provision in a valid and enforceable manner, and the remainder of the Agreement will remain binding on the parties.

21.10.	No Waiver: Failure to exercise, or any delay in exercising, any right, power or remedy by a Party does not operate as a waiver. A single or partial exercise of any right, power or remedy does not preclude any further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Party granting that waiver unless made in writing.

21.11.	Intervening Events: No Party will be responsible to the other for delay or failure in performance of any of the obligations imposed by this Agreement, where such failure is caused by fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure of machinery or equipment or supply of materials, discontinuity in the supply of power, Court order or governmental interference, civil commotion, riot, war, strikes, labour disturbances, transportation difficulties, labour shortage, natural genetic variations of any living matter, or by any other cause beyond the reasonable control and without the fault or negligence of such Party.

21.12.	Counterparts: More than one counterpart of this Agreement may be executed by the Parties hereto, and each fully executed counterpart shall be deemed an original.

EXECUTED

Executed as an agreement by
TUATARA MACHINERY LIMITED
in the presence of	/s/ Geoffrey James HILL
Geoffrey James HILL (Director)

Executed as an agreement by
ZERO NOX, INC
at Porterville, California	/s/ Vonn R. Christenson
Vonn R. Christenson (CEO)